Exhibit 99.2
September 19, 2022
NOTICE OF REDEMPTION OF OUTSTANDING WARRANTS (CUSIP 374275 113)
Dear Warrant Holder,
Getty Images Holdings, Inc. (the “Company”) hereby gives notice that it is redeeming, at 5:00 p.m. New York City time on October 19, 2022 (the “Redemption Date”), all of the Company’s outstanding warrants (the “Warrants”) to purchase shares of the Company’s Class A common stock, $0.0001 par value per share (the “Class A Common Stock”) for a redemption price of $0.01 per Warrant (the “Redemption Price”), that were issued under the Warrant Agreement, dated as of August 4, 2020, between CC Neuberger Principal Holdings II (“CCNB”) and Continental Stock Transfer & Trust Company) (“CST”) as warrant agent, as amended by the Warrant Assumption Agreement, dated as of July 22, 2022, by and among CCNB, the Company, CST (as predecessor warrant agent) and American Stock Transfer & Trust Company, LLC (as successor warrant agent) (the “Warrant Agent”) (collectively, the “Warrant Agreement”). Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock for a purchase price of $11.50 per share, subject to adjustment. Any Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Warrants in “street name.”
The Warrants are listed on the New York Stock Exchange under the symbol “GETY WS” and the Class A Common Stock is listed on the New York Stock Exchange under the symbol “GETY.” On September 16, 2022, the last reported sale price of the Warrants was $0.39 and the last reported sale price of the Class A Common Stock was $8.49. We expect that the New York Stock Exchange will suspend trading in the Warrants prior to the opening of trading on the Redemption Date, and that the last day of trading will be the immediately preceding trading day, which is expected to be Tuesday, October 18, 2022.
TERMS OF REDEMPTION; CESSATION OF RIGHTS
The rights of the Warrant holders to exercise their Warrants will terminate immediately prior to 5:00 p.m. New York City time on the Redemption Date. At 5:00 p.m. New York City time on the Redemption Date and thereafter, holders of unexercised Warrants will have no rights with respect to those warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Warrants in “street name.” We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Warrants. Note that the act of exercising is VOLUNTARY, meaning holders must instruct their broker to submit the Warrants for exercise.
The Company is exercising this right to redeem the Warrants pursuant to Section 6 of the Warrant Agreement. Pursuant to Section 6.1 of the Warrant Agreement, the Company has the right to redeem all of the outstanding Warrants if the last sales price of the Class A Common Stock equals or exceeds $18.00 per share on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day (as defined in the Warrant Agreement) prior to the date on which a notice of redemption is given. The last sales price of the Class A Common Stock has been at least $18.00 per share on each of 20 trading days within the 30-day trading period ending on September 15, 2022 (which is the third Business Day prior to the date of this redemption notice).

EXERCISE PROCEDURE
Warrant holders have until 5:00 p.m. New York City time on the Redemption Date to exercise their Warrants to purchase Class A Common Stock. Warrants may only be exercised for cash. Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a cash price of $11.50 per Warrant exercised (the “Exercise Price”).
Payment of the exercise funds may be made by wire transfer of immediately available funds. Wire instructions will be provided to the Depository Trust Company and will otherwise be provided upon request.
Those who hold their Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Warrants since the process to exercise is VOLUNTARY.
Persons who are holders of record of their Warrants may exercise their Warrants by sending:
1.
The Warrant Certificate;

2.
A fully and properly completed “Election to Purchase” (a form of which is attached hereto as Annex A), duly executed and indicating, among of things, the number of Warrants being exercised; and

3.
The exercise funds via wire transfer,

to:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, N.Y. 11219
Attention: Corporate Actions Group
Telephone: 877-248-6417
The method of delivery of the Warrants is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.
The Warrant Certificate, the fully and properly completed Election to Purchase and the exercise funds must be received by American Stock Transfer & Trust Company, LLC prior to 5:00 p.m. New York City time on the Redemption Date. Subject to the following paragraph, any failure to deliver a fully and properly completed Election to Purchase together with the related Warrant Certificate and exercise funds before such time will result in such holder’s Warrants being redeemed at the Redemption Price of $0.01 per Warrant and not exercised.
For holders of Warrants who hold their Warrants in “street name,” provided that the Exercise Price for the Warrants being exercised and a Notice of Guaranteed Delivery and the exercise funds are received by the Warrant Agent prior to 5:00 p.m. New York City time on the Redemption Date, broker- dealers shall have two business days from the Redemption Date, or 5:00 p.m. New York City time on October 21, 2022, to deliver the Warrants to the Warrant Agent. Any such Warrant received without an Election to Purchase and a Notice of Guaranteed Delivery having been duly executed and fully and properly completed or the exercise funds being submitted will be deemed to have been delivered for redemption at the Redemption Price of $0.01 per Warrant, and not for exercise.

PROSPECTUS
A prospectus covering the Class A Common Stock issuable upon the exercise of the Warrants (and the supplements thereto) is included in a registration statement filed with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-266686) (the “SEC”). The SEC also maintains an Internet website that contains a copy of this prospectus. The address of this site is www.sec.gov. Alternatively, to obtain a copy of the prospectus (and the supplements thereto), please visit our investor relations website at https://investors.gettyimages.com.
REDEMPTION PROCEDURE
Payment of the Redemption Price will be made by the Company upon presentation and surrender of a Warrant for payment after 5:00 p.m. New York City time on the Redemption Date. Those who hold their shares in “street name” should contact their broker to determine their broker’s procedure for redeeming their Warrants.
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Any questions you may have about redemption and exercising your Warrants may be directed to the Warrant Agent at its address and telephone number set forth above.
Sincerely,
GETTY IMAGES HOLDINGS, INC.
/s/ Kjelti Kellough
Name: Kjelti Kellough
Title: Senior Vice President, General Counsel, and Corporate Secretary

ANNEX A
GETTY IMAGES HOLDINGS, INC.
Election to Purchase
(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                   shares of Class A Common Stock and herewith tenders payment for such shares of Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”) to the order of Getty Images Holdings, Inc. (the “Company”) in the amount of $            in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Class A Common Stock be registered in the name of                  , whose address is                                    and that such shares of Class A Common Stock be delivered to                   whose address is                  .
(Date)
(Signature)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE)) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.